EXHIBIT 99.2

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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                                                                  Three Months Ended
                                                       ----------------------------------------              Percentage of
                                                           May 31                    May 31                  Dollar Change
                                                            2000                      1999                     Inc/(Dec)
                                                       --------------             -------------            -------------
Revenues:
 Principal transactions                                $     870                   $     685
    Investment banking                                       480                         445
    Commissions                                              226                         168
    Interest and dividends                                 4,738                       3,627
    Other                                                     20                           7
                                                         -------                    --------
       Total revenues                                      6,334                       4,932
    Interest expense                                       4,579                       3,477
                                                           -----                       -----

       Net revenues                                        1,755                       1,455                     21%
                                                           -----                       -----
Non-interest expenses:
    Compensation and benefits                                912                         738
    Technology and communications                             85                          81
    Brokerage and clearance fees                              62                          61
    Business development                                      42                          30
    Professional fees                                         43                          28
    Occupancy                                                 32                          28
    Other                                                     21                          23
                                                         -------                        ----
       Total non-interest expenses                         1,197                         989                     21%
                                                           -----                         ---
Income from operations before taxes and
  dividends on trust preferred securities                    558                         466
    Provision for income taxes                               166                         126
    Dividends on trust preferred securities                   14                          10
                                                         -------                     -------
Net income                                                 $ 378                       $ 330                     15%
                                                           =====                       =====
Net income applicable to common stock                      $ 366                       $ 268                     37%
                                                           =====                       =====


Earnings per common share
  Basic                                                    $2.97                       $2.19
                                                           =====                       =====
  Diluted                                                  $2.78                       $2.09
                                                           =====                       =====
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